Consent of Independent Registered Public Accounting Firm

The Board of Directors
ETFS Trust:

We consent to the use of our report dated February 29, 2016 for ETFS Zacks Earnings Large-Cap U.S. Index Fund, ETFS Zacks Earnings Small-Cap U.S. Index Fund, ETFS Diversified-Factor U.S. Large Cap Index Fund and ETFS Diversified-Factor Developed Europe Index Fund, each a series of ETFS Trust, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Financial Statements” and “Miscellaneous Information” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
May 2, 2016